UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 24, 2022

Verona Pharma plc

(Exact name of registrant as specified in its charter)

United Kingdom	001-38067	98-1489389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 More London Riverside

London SE1 2RE

United Kingdom

(Address of principal executive offices) (Zip Code)

+44 203 283 4200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value £0.05 per share*	VRNA	The Nasdaq Stock Market LLC (Nasdaq Global Market)

* The ordinary shares are represented by American Depositary Shares (each representing 8 ordinary shares), which are exempt from the operation of Section 12(a) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12a-8 thereunder.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On March 24, 2022, Verona Pharma plc (the “Company”) and Ligand UK Development Limited (“Ligand”) entered into an Amendment Agreement (the “Amendment”), which amends the Intellectual Property Assignment and License Agreement (as amended, the “License Agreement”), dated as of February 7, 2005, by and between Ligand (as successor-in-interest to Vernalis Development Limited) and the Company (as successor-in-interest to Rhinopharma Ltd.). Pursuant to the License Agreement, Ligand assigned to the Company all of its rights to certain patents and patent applications relating to ensifentrine and related compounds (the “Ligand Patents”) and granted to the Company an exclusive, worldwide, royalty-bearing license under certain Ligand know-how to develop, manufacture and commercialize products (the “Licensed Products”) developed using Ligand Patents, Ligand know-how and the physical stock of certain compounds (collectively, the “Program IP”). Under the License Agreement, the Company is obligated to pay Ligand, among other payments, a milestone payment of £5.0 million (the “Milestone Payment”) upon the first approval of any regulatory authority for the commercialization of any Licensed Product. The License Agreement continues until terminated by either party in accordance with its terms.

As previously disclosed, the Company, Nuance Pharma Limited (“Nuance”) and Nuance (Shanghai) Pharma Co Ltd entered into a collaboration and license agreement effective as of June 9, 2021 (the “Nuance Agreement”) pursuant to which the Company granted Nuance the exclusive rights to develop and commercialize ensifentrine in Greater China. Under the Nuance Agreement, Nuance paid the Company an aggregate of $40.0 million in cash and non-cash consideration (the “Upfront Payment”) and agreed to pay future milestone payments upon achievement of certain clinical, regulatory and commercial milestones as well as royalties on net sales in Greater China. Subsequent to the effective date of the Nuance Agreement, Ligand notified the Company that it believed that Nuance Pharma was a sub-licensee under the License Agreement and that the Company was therefore under an obligation to make a sublicense payment to Ligand equal to 25%, or $10.0 million, of the Upfront Payment. The Company denied that Nuance is a sub-licensee under the License Agreement and that therefore such payment is not due to Ligand under the License Agreement.

The Amendment was entered into to settle the foregoing dispute between Ligand and the Company and to clarify certain ambiguous terms in the License Agreement. Pursuant to the Amendment:

•	the Company agreed to pay to Ligand (i) $2.0 million within five business days of the date of the Amendment and (ii) $15.0 million upon the first commercial sale of ensifentrine by the Company or a sub-licensee, which amount is payable in cash or, at the Company's discretion, by the issuance of Company equity of equivalent value, as determined based on the volume-weighted average price of the Company's American Depositary Shares on the Nasdaq Global Market over the ten (10) trading days including and prior to such milestone event;

•	the License Agreement shall expire on March 24, 2042 unless terminated earlier by either party in accordance with its terms;

•	upon termination of the License Agreement, any Sub-licensee (as defined in the Amendment) shall have the right to enter into a direct license agreement with Ligand for the portion of the Program IP that was sub-licensed by such Sub-licensee;

•	the Milestone Payment may be paid in cash or, at the Company’s discretion, by issuing to Ligand shares in the Company of equivalent value; and

•	each party’s right to terminate the License Agreement is conditioned upon such party obtaining a final judgment of the English High Court declaring that the other party is in material breach of its obligations under the License Agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Amendment Agreement by and between Verona Pharma plc and Ligand UK Development Limited dated March 24, 2022
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline Instance XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERONA PHARMA PLC

Date: March 30, 2022	By:	/s/ David Zaccardelli, Pharm. D.
	Name:	David Zaccardelli, Pharm. D.
	Title:	President and Chief Executive Officer